Exhibit 99.1

NATIONAL HEALTH PARTNERS

ANNOUNCES REVENUE GUIDANCE FOR Q3 2009

AND PROVIDES UPDATE ON ITS INTERNET MARKETING CAMPAIGN

Company achieves sequential revenue growth of more than 50% as it completes the final preparations for the rollout of its full-scale internet marketing campaign

HORSHAM, Pennsylvania — (BUSINESS WIRE) — November 4, 2009 — National Health Partners, Inc. (National Health) (OTCBB: NHPR - News), a leading provider of unique discount healthcare membership programs, announced today that revenue for its third fiscal quarter ended September 30, 2009 has increased more than 50% over revenue for its second fiscal quarter ended June 30, 2009.  The company attributes this growth to the success of the small, test phase of its internet marketing campaign that it conducted this past summer.

The company is also pleased to announce that it is near completion of the preparatory IT work and advertisements necessary to launch of its full internet marketing campaign.  The company plans to announce the full activation and successful launch of the campaign next week in a follow-up press release. In addition to the current planned internet marketing campaign, the two main partners for these campaigns have agreed to launch similar campaigns directed exclusively toward the Hispanic community. As a result, the company is forecasting strong sales growth beginning in the fourth quarter which will result in record revenues and positive cash flow beginning in the first quarter of 2010.

“These are very exciting times for our company and I am very pleased about the upcoming rollout of our full-scale internet marketing campaign,” stated David M. Daniels, President and Chief Executive Officer of National Health Partners.  “We achieved sequential revenue growth of over 50% between Q2 2009 and Q3 2009 as a result of the sales that we generated during the small, 6-week long test phase of our internet marketing campaign this past summer.  The full internet marketing campaign will generate a much greater number of sales for us which will boast higher overall retention rates and gross margins along with a significantly lower cost per acquisition.

Mr. Daniels added, “I am very pleased with the work that our marketing group has put together.  We are in the best possible position for growth that we’ve ever been in previously and I believe we are at the very beginning of something special as we now have more partners working with us in several key areas.  Our future has never been brighter and I look forward to providing more details in the next few days on our final results for the third quarter as well as the launching of this new campaign.”

National Health Partners, Inc.

National Health Partners, Inc. is a national healthcare savings organization that provides discount healthcare membership programs to uninsured and underinsured people through a national healthcare savings network called “CARExpress.”  CARExpress is one of the largest networks of hospitals, doctors, dentists, pharmacists and other healthcare providers in the country and is comprised of over 1,000,000 medical professionals that belong to such PPOs as CareMark and Aetna.  The company’s primary target customer group is the 47 million Americans who have no health insurance of any kind.  The company’s secondary target customer group includes the millions of Americans who lack complete health insurance coverage.  The company is headquartered in Horsham, Pennsylvania.  For more information on the company, please visit its website at www.nationalhealthpartners.com.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, its ability to fund future growth and implement its business strategy, its ability to develop and expand the market for its CARExpress membership programs, demand for and acceptance of its CARExpress membership programs, its dependence on a limited number of preferred provider organizations and other provider networks for healthcare providers, as well as those factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings and submissions with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  Except as required by law, the company assumes no obligation to update or revise any of the information contained in this press release.

Contact

National Health Partners, Inc.

Alex Soufflas

Chief Financial Officer

(215) 682-7114

info@nationalhealthpartners.com

Source:  National Health Partners, Inc.